As filed with the Securities and Exchange Commission on June 16, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

the Securities Act of 1933

ALLOY, INC.

(Exact name of registrant as specified in its charter)

Delaware	7310	04-3310676
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

151 W 26th Street, 11th Floor

New York, NY 10001, (212) 244-4307

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew C. Diamond

Chief Executive Officer

Alloy, Inc. 151 W 26th Street, 11th Floor

New York, NY 10001 (212) 244-4307

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gina R. DiGioia, Esq. General Counsel Alloy, Inc. 151 W 26th Street, 11th Floor New York, NY 10001 (212) 244-4307	Richard M. Graf Katten Muchin Rosenman LLP 1025 Thomas Jefferson Street, N.W. East Lobby, Suite 700 Washington, D.C. 20007-5201 (202) 625-3537

Approximate date of commencement of proposed sale to the public:     From time to time after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value (and associated preferred stock purchase rights)(3)	2,568,657	$10.11	$25,969,122	$2778.70

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low reported sale prices on the Nasdaq National Market on June 14, 2006.
(3)	Rights to acquire shares of the Registrant’s Series C Junior Participating Preferred Stock are attached to and trade with the common stock of the Registrant. Value attributable to such rights, if any, is reflected in the market price of our common stock. No registration fee is required pursuant to Rule 457(g).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 16, 2006

PROSPECTUS

ALLOY, INC.

2,568,657 Shares of Common Stock and Preferred Stock Purchase Rights

This prospectus relates to 2,568,657 shares of common stock of Alloy, Inc., par value $.01 per share, that we may offer and issue from time to time in connection with the conversion of our outstanding 5.375% Convertible Senior Debentures due 2023 (the “Debentures”) and future acquisitions of other businesses, assets or securities that we may pursue from time to time, whether by purchase, merger or other form of acquisition or business combination.

For every $1,000 in principal amount of Debentures converted, we will, in accordance with the terms of the indenture under which the Debentures have been issued, issue 29.85075 shares of our common stock, or an aggregate of up to 2,068,657 shares of common stock, as such number may be adjusted from time to time in accordance with the terms of the indenture. We may also issue up to an additional 500,000 shares of common stock in connection with the conversion of Debentures in amounts that would be determined through arms length negotiations with holders of the Debentures and in connection with future acquisitions of other businesses, assets or securities that we may pursue from time to time, whether by purchase, merger or other form of acquisition or business combination.

The amount and type of consideration we will offer and the other specific terms of each acquisition we pursue, if any, will be determined by arms length negotiations with the owners or the persons who control the businesses, assets or securities to be acquired. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We expect that the price of the shares we issue will be related to their market price, either when we agree to the particular acquisition, when we issue the shares, or during some other negotiated period.

We will pay all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares.

Our common stock is traded on the Nasdaq National Market under the trading symbol “ALOY”. We will apply to list the shares offered by this prospectus on the Nasdaq National Market. On June 15, 2006, the last reported sale price for our common stock on the Nasdaq National Market was $10.03 per share.

We do not expect to receive any cash proceeds when we issue the shares of common stock registered by this prospectus.

Investing in our common stock involves risks. See “ Risk Factors That May Affect Future Results” beginning on page 4.

Neither the Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

This prospectus is dated June     , 2006.

ABOUT THIS PROSPECTUS

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “our company,” “we,” “our,” “us” or similar references mean Alloy, Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, issue up to 2,068,657 shares of our common stock upon the conversion of the Debentures and 500,000 shares of our common stock in connection with the conversion of the Debentures and the acquisition of various businesses in one or more offerings. This prospectus provides you with a general description of our common stock that we may offer. When we offer common stock under this prospectus, we may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any applicable prospectus supplement is accurate as of the date on their respective covers, regardless of time of delivery of this prospectus or any supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus or any supplement to this prospectus in that jurisdiction. Persons who come into possession of this prospectus or any supplement to this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus or any supplement to this prospectus applicable to that jurisdiction.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT OUR COMPANY THAT HAS NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY SUCH INFORMATION. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: GENERAL COUNSEL, ALLOY, INC., 151 W 26th STREET, 11th FLOOR, NEW YORK, NEW YORK 10001; TELEPHONE NUMBER (212) 244-4307. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST THE DOCUMENTS AND INFORMATION NO LATER THAN FIVE DAYS PRIOR TO THE DATE YOU PLAN ON MAKING YOUR INVESTMENT DECISION.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the debentures or common stock. You should carefully read the entire prospectus, including “Risk Factors That May Affect Future Results” and our financial statements and related notes, before you decide whether to invest in the common stock. References to “we,” “our,” “our company,” “us,” “the Company” or “Alloy” refer to Alloy, Inc.

Overview

We are a non-traditional media and marketing services company that primarily targets the demographic segment comprising persons in the United States between the ages of 10 and 24. We believe we are the only media company that combines significant marketing reach with a comprehensive database of consumers between the ages of 10 and 24, providing us with a deep understanding of the youth market. According to United States Census projections, as of July 2005, about 35% of the United States population was under the age of 24. According to studies by Harris Interactive in July 2005, the projected annual income for 8-to-21-year-old persons is about $233 billion and annual spending is about $139 billion per year, representing about $2,400 in spending per person. Harris Interactive studies have also shown that the college market is large and influential, with approximately 16.5 million college students in the United States who control about $54 billion annually in discretionary spending.

Our business is divided into the following three reportable operating segments:

•	Promotion—includes our Alloy Marketing and Promotions business, on-campus marketing unit, and mall marketing and sampling divisions;

•	Media—includes our out-of-home, Internet, database, specialty print and intellectual property businesses; and

•	Placement—aggregates and markets third-party niche media properties, including specialty newspapers and broadcast media.

Our promotion segment helps clients achieve their promotional marketing objectives with their target consumers. Our media business provides media solutions for marketers targeting young adults both online and offline and works with Fortune 500 companies and other advertising clients to help them reach millions of consumers each month through a comprehensive mix of programs incorporating our proprietary media assets, such as school-based media boards, websites and catalogs. Our placement business provides advertising placement solutions for marketers targeting consumers in the college, multi-cultural and military markets, and works with Fortune 500 companies and other advertising clients to help them reach millions of consumers each month through a comprehensive mix of programs incorporating college, high school, military base and multi-cultural newspapers.

Our principal executive offices are located at 151 West 26th Street, 11th Floor, New York, New York 10001. Our telephone number at that location is (212) 244-4307. Our corporate website is www.alloymarketing.com.

The Debentures

As of June 12, 2006, we had $69.3 million aggregate principal amount of Debentures outstanding. In accordance with the terms of the distribution agreement between us and dELiA*s, Inc. (“dELiA*s, Inc.”) pursuant to which we distributed to our shareholders of record as of December 7, 2005 all of the shares of common stock of dELiA*s, Inc. owned by us (the “Spinoff”), we remain solely liable for the financial obligations arising under the Debentures following the Spinoff. Pursuant to the terms of the indenture under which the Debentures were issued, however, as a result of the Spinoff, each $1,000 in principal amount of the

Debentures will be convertible, under certain circumstances, into 29.85075 shares of our common stock and 59.702 shares of dELiA*s, Inc. common stock. As of June 12, 2006, the $69.3 million in principal amount of Debentures were thus convertible into 2,068,657 shares of our common stock and 4,137,314 shares of dELiA*s, Inc. common stock, which numbers are subject to adjustment if we or dELiA*s, Inc. effect certain corporate transactions, such as a stock split or reverse stock split.

Recent Developments

On May 16, 2006, dELiA*s, Inc. filed a registration statement on Form S-1 to register the shares of dELiA*s, Inc. common stock that would be issuable upon conversion of the Debentures. Such registration statement has not yet become effective.

On June 15, 2006, we received notice from the Nasdaq Stock Market that we do not meet the independent director requirements for continued listing on the Nasdaq Stock Market under Marketplace Rule 4350(c)(1), which requires us to maintain a majority of independent directors on our Board of Directors, and Marketplace Rule 4350(c)(3), which requires that our compensation committee consists solely of members who are independent. This resulted from a determination of the Nasdaq Stock Market we received on June 14, 2006 that, as a result of the fees paid to, and warrants issued to, MLF Investments, LLC (“MLF”) by dELiA*s, Inc. in connection with MLF’s agreement to backstop the rights offering conducted by dEliA*s, Inc. following the Spinoff of dELiA*s, Inc. Matthew L. Feshbach, who is one of our directors and a control person of MLF, no longer qualifies as an independent director. As a result, the number of our directors who are deemed “independent” under Nasdaq listing standards is now four of eight total directors. Additionally, because Mr. Feshbach is one of the members of our compensation committee, that committee is no longer comprised solely of independent directors. We have a certain time period to cure our listing deficiency and expect to regain compliance with the listing requirements in a timely manner.

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the Commission. The material risks and uncertainties described below are related to this offering. You should also consider the risks discussed in our annual report filed on Form 10-K with the Commission on May 1, 2006, which relate to our business in general. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

Risk Factors That May Affect Future Results

You should carefully consider the following risks and uncertainties that we currently believe may materially affect our company. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us may also become important factors that impact our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related to Our Businesses

We have incurred significant operating losses in the past and may incur significant operating losses in the future. We may never achieve sustained profitability .

Since our inception in January 1996, we have incurred significant net losses, and as of January 31, 2006, we have an accumulated deficit of approximately $254 million. We have not historically been profitable and were not profitable for the year ended January 31, 2006. Our financial results for the past three years have been adversely impacted by impairment charges and we cannot provide any assurances that we will not incur similar charges in the future. In addition, in the fiscal year beginning February 1, 2006, we will be recording, for the first time, a compensation charge for the fair value of stock-based compensation. Even if we were to become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to achieve and sustain profitability will negatively impact the market price of our common stock.

A lack of future earnings or future stock issuances by us may limit our ability to use our net operating loss carryforwards.

As of January 31, 2006, we had net operating loss (“NOL”) carryforwards of approximately $29.4 million to offset future taxable income, which expire in various years through 2024, if not utilized. The deferred tax asset representing the benefit of these NOL’s has been offset completely by a valuation allowance due to our history of operating losses and the uncertainty of future taxable income. A lack of future earnings would adversely affect our ability to utilize these NOL’s. In addition, under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of NOL’s that can be utilized annually in the future to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended, or Section 382, imposes limitations on a company’s ability to use NOL’s if a company experiences a more-than-50-percent ownership change over a three-year testing period. We have experienced three such ownership changes in the past and it is possible that a change in our ownership will occur in the future. If we are limited in our ability to use our NOL’s in future years in which we have taxable income, we will pay more taxes currently than if we were able to utilize our NOL’s fully.

Our business may not grow in the future.

Since our inception, we have rapidly expanded our business, growing our revenue from $2 million for fiscal 1997 to $195.3 million for fiscal 2005. Our continued growth will depend to a significant degree on our ability to maintain existing sponsorship and advertising relationships and develop new relationships, to identify and integrate successfully acquisitions, and to maintain and enhance the reach and brand recognition of our existing media franchises and any new media franchises that we create or acquire. Our ability to implement our growth strategy will also depend on a number of other factors, many of which are or may be beyond our control, including the continuing appeal of our media and marketing properties to consumers, the continued perception by participating advertisers and sponsors that we offer an effective marketing channel for their products and services, our ability to attract, train and retain qualified employees and management and our ability to make additional strategic acquisitions. There can be no assurance that we will be able to implement our growth strategy successfully.

We may fail to use our database and our expertise in marketing to consumers successfully, and we may not be able to maintain the quality and size of our database.

The effective use of our consumer database and our expertise in marketing are important components of our business. If we fail to capitalize on these assets, our business will be less successful. As individuals in our database age beyond 10-24, they may no longer be of significant value to our business. We must therefore continuously obtain data on new individuals in the demographic in order to maintain and increase the size and value of our database. If we fail to obtain sufficient new names and information, or if the quality of the information we gather suffers, our business could be adversely affected. Moreover, other focused media businesses possess similar information about some segments of our target market. We compete for marketing and advertising revenues based on the comprehensive nature of our database and our ability to analyze and interpret the data in our database. Accordingly, if one or more of our competitors were to create a database similar to ours, or if a competitor were able to analyze its data more effectively than we are able to analyze ours, our competitive position, and therefore our business, could suffer.

Our success depends largely on the value of our brands, and if the value of our brands were to diminish, our business would be adversely affected.

The prominence with advertisers of our Alloy, CCS and dELiA*s websites as well as our other media and marketing brands are key components of our business. If our websites or brands lose their appeal to young consumers or to advertisers trying to reach such consumers, our business would be adversely affected. The value of our consumer brands could also be eroded by our failure to keep current with the evolving preferences of our audience. These events would likely also reduce media and advertising sales and adversely affect our marketing services businesses. Moreover, we intend to continue to increase the number of consumers we reach, through means that could include broadening the intended audience of our existing consumer brands or creating or acquiring new media franchises or related businesses. Misjudgments by us with respect to these matters could damage our existing or future brands. If any of these developments occur, our business would suffer and we may be required to write-down the carrying value of our goodwill.

Our revenues and income could decline due to general economic trends, declines in consumer spending and seasonality.

Our revenues are largely generated by discretionary consumer spending or advertising seeking to stimulate that spending. Advertising expenditures and consumer spending all tend to decline during recessionary periods, and may also decline at other times. Accordingly, our revenues could decline during any general economic downturn. In addition, our revenues have historically been higher during our third and fourth fiscal quarters, coinciding with the start of the school calendar and holiday season spending, than in the first half of our fiscal year. Therefore, our results of operations in any given quarter may not be indicative of our full fiscal year performance.

We may be required to recognize impairment charges.

We are required to perform impairment tests on our identifiable intangible assets with indefinite lives, including goodwill, annually or at any time when certain events occur, which could impact the value of our business segments. Our determination of whether an impairment has occurred is based on a comparison of the assets’ fair market values with the assets’ carrying values. Significant and unanticipated changes could require a provision for impairment that could substantially affect our reported earnings in a period of such change. For instance, during the fourth quarter of fiscal 2005, we completed our annual impairment review and recorded a $30.7 million charge to reduce the carrying value of goodwill and an approximate $1.5 million charge to reduce the carrying value of indefinite-lived intangible assets. These impairment charges are included within “special charges” on the accompanying Consolidated Statement of Operations.

Additionally, pursuant to generally accepted accounting principles, we are required to recognize an impairment loss when circumstances indicate that the carrying value of long-lived tangible and intangible assets with finite lives may not be recoverable. Management’s policy in determining whether an impairment indicator exists, (a triggering event), comprises measurable operating performance criteria as well as qualitative measures. If a determination is made that a long-lived asset’s carrying value is not recoverable over its estimated useful life, the asset is written down to estimated fair value, if lower. The determination of fair value of long-lived assets is generally based on estimated expected discounted future cash flows, which is generally measured by discounting expected future cash flows identifiable with the long-lived asset at our weighted-average cost of capital. Pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), we performed an analysis of the recoverability of certain long-lived assets during the fourth quarter of fiscal 2005 and recorded an asset impairment charge of approximately $0.5 million. This impairment charge is included within “special charges” on the accompanying Consolidated Statement of Operations.

Events subsequent to the Spinoff of dELiA*s could result in significant liability or materially affect our business.

In December, 2005, we effected the Spinoff of dELiA*s, Inc. by means of a distribution to our stockholders of 100% of the outstanding shares of common stock of dELiA*s, Inc. that we owned as of the effective date of the Spinoff. Even though we believe that, under United States federal income tax laws, our Spinoff of dELiA*s, Inc. qualified for tax-free treatment, we may nevertheless be subject to tax if acquisitions or issuances of either our common stock or dELiA*s, Inc. stock following the Spinoff cause our stockholders to subsequently own less than a majority of the outstanding shares of either dELiA*s, Inc. or us. In particular, this tax will apply if such issuances or acquisitions occur as part of a plan or series of related transactions that include the Spinoff. If the subsequent acquisitions or issuances of either the stock of dELiA*s, Inc. or our stock triggers this tax, we will be subject to tax on the gain that would have resulted from a sale of dELiA*s, Inc. stock distributed in the Spinoff. Because of this, we are limited in undertaking certain corporate actions. These limitations on activity could have a material adverse effect on our ability to generate necessary liquidity or execute other corporate transactions, including restructuring or similar transactions, which could limit the value of our stock. Many of our competitors are not subject to similar restrictions and may issue their stock to complete acquisitions, raise capital and speed the development of new technology. Therefore, these competitors may have a competitive advantage over us.

Our strategy contemplates strategic acquisitions. Our inability to acquire suitable businesses or to manage their integration could harm our business.

A key component of our business strategy is to expand our reach by acquiring complementary businesses, products and services. We compete with other media and related businesses for these opportunities. Therefore, even if we identify targets we consider desirable, we may not be able to complete those acquisitions on terms we consider attractive or at all. We could have difficulty in assimilating personnel and operations of the businesses we have acquired and may have similar problems with future acquisitions. These difficulties could disrupt our business, distract our management and employees and increase our expenses. Furthermore, we may issue additional equity securities in connection with acquisitions, potentially on terms that could be dilutive to our existing stockholders.

Competition may adversely affect our business and cause our stock price to decline.

Because of the perception that the youth market is an attractive demographic for marketers, the markets in which we operate are competitive. Many of our existing competitors, as well as potential new competitors in this market, have longer operating histories, greater brand recognition, larger customer user bases and significantly greater financial, technical and marketing resources than we do. These advantages allow our competitors to spend considerably more on marketing and may allow them to use their greater resources more effectively than we can use ours. Accordingly, these competitors may be better able to take advantage of market opportunities and be better able to withstand market downturns than us. If we fail to compete effectively, our business could be materially and adversely affected and our stock price could decline.

We rely on third parties for some essential business operations, and disruptions or failures in service may adversely affect our ability to deliver goods and services to our customers.

We currently depend on third parties for important aspects of our business, including our infrastructure, operations and technology. We have limited control over these third parties, and we are not their only client. In addition, we may not be able to maintain satisfactory relationships with any of these third parties on acceptable commercial terms. Further, we cannot be certain that the quality of products and services that they provide will remain at the levels needed to enable us to conduct our business effectively.

We depend on our key personnel to operate our business, and we may not be able to hire enough additional management and other personnel to manage our growth.

Our performance is substantially dependent on the continued efforts of our executive officers and other key employees. The loss of the services of any of our executive officers or key employees could adversely affect our business. Additionally, we must continue to attract, retain and motivate talented management and other highly skilled employees to be successful. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

Risks Related to Our Intellectual Property

If we are unable to protect the confidentiality of our proprietary information and know-how, our competitive position could be affected.

We rely on the protection of trademarks, trade secrets, know-how, confidential and proprietary information to maintain our competitive position. To maintain the confidentiality of trade secrets and proprietary information, we generally enter into confidentiality agreements with our employees, consultants, and contractors upon the commencement of our relationship with them. These agreements typically require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. Even if obtained, these agreements may not provide meaningful protection for our trade secrets or other proprietary information or an adequate remedy in the event of their unauthorized use or disclosure. The loss or exposure of our trade secrets or other proprietary information could impair our competitive position.

We may be involved in lawsuits to protect or enforce our intellectual property or proprietary rights that could be expensive and time-consuming.

We may initiate intellectual property litigation against third parties to protect or enforce our intellectual property rights and we may be similarly sued by third parties. The defense and prosecution of intellectual property suits, interference proceedings and related legal and administrative proceedings, if necessary, would be costly and divert our technical and management personnel from conducting our business. Moreover, we may not prevail in any of these suits. An adverse determination of any litigation or proceeding could affect our business, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that disclosure of some of our confidential information could be compelled and the information compromised. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments that, if perceived as negative by securities analysts or investors, could have a substantial adverse effect on the trading price of our common stock.

Our agreement with dELiA*s, Inc. to jointly own our database information may make such information less valuable to us.

We and dELiA*s, Inc. have agreed to jointly own all data collected through the alloy.com, ccs.com and dELiA*s.com websites (excluding credit card data), subject to applicable laws and privacy policies. Pursuant to an agreement with dELiA*s, Inc., each party is subject to specified restrictions with respect to the use of such data. Nevertheless, because we and dELiA*s, Inc. jointly own such database information, certain actions that dELiA*s, Inc. could take, such as breaching its contractual covenants, could result in our losing a significant portion of the competitive advantage we believe our databases provide to us. In such event, our business and results of operations could be adversely affected. In addition, because we have agreed to limitations on our use of that data, we might be unable to sell or license any such data to third parties, which limits our ability to generate revenues from such data.

Our inability or failure to protect our intellectual property or our infringement of other’s intellectual property could have a negative impact on our operating results.

Our trademarks are valuable assets that are critical to our success. The unauthorized use or other misappropriation of our trademarks, or our inability to continue to use any current trademarks, could diminish the value of our brands and have a negative impact on our business. We are also subject to the risk that we may infringe on the intellectual property rights of third parties. Any infringement or other intellectual property claim made against us, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays or require us to pay royalties or license fees. As a result, any such claim could have a material adverse effect on our operating results.

In addition, in connection with the Spinoff, with respect to certain Alloy and CCS trademarks and servicemarks, we agreed with dELiA*s, Inc. that we and they will become joint owners by assignment of such trademarks and servicemarks. We and dELiA*s, Inc. filed instruments with the PTO to request that the PTO divide these jointly owned trademarks and servicemarks between us such that we each would own the registrations for those trademarks and servicemarks for the registration classes covering the goods and services applicable to our respective businesses. We cannot assure you that the PTO will grant such request, and in such event we would need to enter into long-term agreements with dELiA*s, Inc. regarding our respective use of those trademarks and servicemarks. We may have a more difficult time enforcing our rights arising out of any breach by dELiA*s, Inc. of any such agreement than we would enforcing a infringement of our trademarks were the PTO to grant the requested division. In such event, our business and results of operations could be adversely affected.

Risks Relating to Our Common Stock

Our stock price has been volatile, is likely to continue to be volatile, and could decline substantially.

The price of our common stock has been, and is likely to continue to be, volatile. In addition, the stock market in general, and companies whose stock is listed on The Nasdaq National Market, including marketing and media companies, have experienced extreme price and volume fluctuations that have often been disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Terrorist attacks and other acts of wider armed conflict may have an adverse effect on the United States and world economies and may adversely affect our business.

Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, could have an adverse effect on our business, results of operations or financial condition. There can be no assurance that there will not be further terrorist attacks against the United States or its businesses or interests. Attacks or armed conflicts that directly impact the Internet or our physical facilities could significantly affect our business and thereby impair our ability to achieve our expected results. Further, the adverse effects that such violent acts and threats of future attacks could have on the United States and world economies could similarly have a material adverse effect on our business, results of operations and financial condition. Finally, further terrorist acts could cause the United States to enter into a wider armed conflict, which could further disrupt our operations and result in a material adverse effect on our business, results of operations and overall financial condition.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS

BECAUSE THEY ARE INHERENTLY UNCERTAIN

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), particularly statements regarding market expectations and opportunities, market share growth and new products and service expectations and capabilities. These forward-looking statements are just predictions and involve risks and uncertainties such that actual results may differ materially.

When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and similar expressions as they relate to us or our management are intended to identify such forward-looking statements. Our actual future results may differ significantly from those stated in any forward-looking statements. Although we believe the expectations reflected in these forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as may be required by law.

In evaluating this offering, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors That May Affect Future Results” beginning on page 4 of this prospectus.

USE OF PROCEEDS

This prospectus relates to common stock that we may offer from time to time in connection with the conversion of the Debentures and the acquisition of various assets, businesses or securities. We will not receive any proceeds from these offerings other than the reduction of outstanding indebtedness upon any conversion of the Debentures and the assets, businesses or securities acquired.

DESCRIPTION OF CAPITAL STOCK

The description of our capital stock and certain provisions of our restated certificate of incorporation, as amended, and our restated bylaws is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation, as amended and our restated bylaws.

General

We are authorized to issue 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of June 2, 2006, we had 12,359,968 shares of common stock outstanding, excluding 196,299 shares of treasury stock, and no shares of preferred stock outstanding.

Our Common Stock

Each share of our common stock is entitled to one vote on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

In April 2003, our board of directors adopted a Stockholder Rights Plan (the “Plan”) in which we declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of common stock of the Company. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a “Unit”) of Series C Junior Participating Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”), at a purchase price of $40.00 per Unit, subject to adjustment. Until the occurrence of certain events, the Rights are represented by and traded in tandem with our common stock. Rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of our common stock or announces a tender offer upon consummation of which such person or group would own 20% or more of our common stock. We are entitled to redeem the Rights at $.001 per Right under certain circumstances set forth in the Plan. The Rights themselves have no voting power and will expire at the close of business on April 14, 2013, unless earlier exercised, redeemed or exchanged. Each one one-hundredth of a share of Series C Preferred Stock has the same voting rights as one share of our common stock, and each share of Series C Preferred Stock has 100 times the voting power of one share of our common stock.

Our Preferred Stock

We may issue our preferred stock from time to time in one or more series as determined by our board of directors. Our board of directors is authorized to issue the shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock, including the loss of voting control to others. As of June 15, 2006, we had authorized the issuance of 1,850,000 shares of Series A Preferred Stock, none of which were outstanding, 3,000 shares of Series B Convertible Preferred Stock, none of which were outstanding, and 1,000,000 shares of our Series C Preferred Stock, none of which were outstanding.

DELAWARE ANTI-TAKEOVER LAW

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not “opted out” from the application of Section 203. The operation of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our company.

DISTRIBUTION OF SECURITIES

2,068,657 shares of common stock covered by this prospectus are available for issuance upon the conversion of the Debentures. Upon the conversion of any of the Debentures we will be required to issue 29.85075 shares of our common stock for every $1,000 in principal amount of Debentures being so converted.

The remaining 500,000 shares of common stock covered by this prospectus are available for use in connection with the conversion of the Debentures and/or acquisitions by us of other businesses, assets or securities in business combination transactions. Any additional shares of common stock issued in connection with the conversions of the Debentures will be in amounts to be determined by negotiations with holders of the Debentures. The consideration offered by us in acquisitions that we pursue, if any, in addition to any shares of common stock offered by this prospectus, may include cash, assets, debt or other securities, that may be convertible into shares of our common stock covered by this prospectus, or assumption by us of liabilities of the businesses, assets or securities being acquired, or a combination. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities to be acquired after taking into account the current and anticipated future value of such businesses, assets or securities, along with all other relevant factors. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. The shares of common stock issued to the owners of the businesses, assets or securities to be acquired normally are valued at a price reasonably related to the market value of such common stock either at the time an agreement is reached regarding the terms of the acquisition, at the time we issue the shares, or during some other negotiated period.

This prospectus may be supplemented to furnish the information necessary for a particular negotiated transaction in connection with an acquisition or the conversion of Debentures, and the registration statement of which this prospectus is a part will be amended or supplemented, where appropriate, to supply information concerning such transaction.

All expenses of this registration will be paid by us. It is not expected that underwriting discounts or commissions will be paid by us in connection with issuances of shares of common stock under this prospectus. However, finders’ fees or brokers’ commissions may be paid from time to time in connection with specific acquisitions, and the fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving a fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary is focused on the U.S. federal income tax consequences to “U.S. Holders” (as defined below) of their receipt of our and dELiA*s Inc. common stock in connection with conversions of the Debentures. This summary is intended for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their status or personal investment circumstances. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change or differing interpretations (possibly with retroactive effect).

For purposes of this summary, the term “U.S. Holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or of any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to continue to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership holds Debentures, the tax treatment of a partner of such partnership with respect to conversions of the Debentures will generally depend on the status of the partners and the activities of the partnership. A U.S. Holder that is a partner in a partnership which holds Debentures should consult its tax advisor.

HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF A CONVERSION OF THE DEBENTURES, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Our Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a Debenture into our common stock, except with respect to cash received in lieu of a fractional share of our common stock. A U.S. Holder’s tax basis in our common stock received on conversion of a Debenture will be the same as such U.S. Holder’s adjusted tax basis in the Debenture at the time of conversion reduced by any basis allocable to (i) a fractional share and (ii) such U.S. Holder’s tax basis in the shares of dELiA*s, Inc. common stock received in connection with such conversion. The holding period for our common stock received on conversion will generally include the holding period of the debenture converted.

Cash received in lieu of a fractional share of our common stock upon conversion will be treated as a payment in exchange for the fractional share of our common stock. Accordingly, the receipt of cash in lieu of a fractional share of our common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share). The fair market value of the shares of our common stock received which is attributable to accrued interest will be taxable as ordinary interest income.

dELiA*s, Inc. Common Stock

Generally, the treatment of the receipt dELiA*s, Inc. common stock in connection with the conversion of Debentures will depend in part on whether, for U.S. federal income tax purposes, the issuance of dELiA*s, Inc.

common stock and the conversion of the Debentures are viewed as being transactions that are related to the Spinoff. The transactions comprising the Spinoff, and the subsequent conversion of Debentures into our and dELiA*s, Inc. common stock, present a unique set of facts. Because we are not aware of any legal authority addressing this precise set of facts, the U.S. federal income tax characterization of the receipt of dELiA*s, Inc. common stock in connection with the conversion of Debentures is unclear. Additionally, the opinion issued by our special tax counsel in connection with the Spinoff does not cover the characterization of the receipt of dELiA*s, Inc. common stock upon the conversion of Debentures for tax purposes. Therefore, we are unable to state with any degree of certainty whether the receipt of dELiA*s, Inc. common stock in connection with the conversion of Debentures will be, wholly or partially, a taxable or non-taxable event for U.S. Holders.

U.S. Holders are urged to consult their own tax advisors as to the specific tax consequences to them of a conversion of the. Debentures, including tax return reporting requirements, and the applicability and effect of federal, state, local and other applicable tax laws.

THIS DISCUSSION DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT OF dELiA*s, INC. COMMON STOCK UPON A CONVERSION OF DEBENTURES, AS THE CHARACTERIZATION OF SUCH TRANSACTION IS UNCLEAR FOR U.S. FEDERAL INCOME TAX PURPOSES.

LEGAL MATTERS

The validity of the issuance of the shares of common stock registered under this Registration Statement has been passed upon for the Company by Katten Muchin Rosenman LLP of Washington, DC.

EXPERTS

The consolidated financial statements of Alloy, Inc. and its subsidiaries as of January 31, 2006, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. Our Commission filings are available free to the public over the Internet at the Commission’s Web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our Commission filings are also available free to the public in the “SEC Filings” link in the “Investor Relations” section of our corporate website: www.alloymarketing.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on that website as part of this prospectus. Our common stock is listed and traded on the Nasdaq National Market under the symbol “ALOY”.

This prospectus, which constitutes a part of a registration statement on Form S-4 filed by us with the Commission under the Act, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the Commission. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the securities offered by this prospectus have all been sold:

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2006, filed on May 1, 2006;

•	Definitive proxy statement relating to our 2006 Annual Meeting of Stockholders, filed with the SEC on Schedule 14A on May 31, 2006;

•	Quarterly Report on 10-Q, filed on June 8, 2006;

•	Current Report on Form 8-K, filed on February 7, 2006;

•	Current Report on Form 8-K, filed on March 16, 2006;

•	Current Report on Form 8-K, filed on March 29, 2006; and

•	Current Report on Form 8-K, filed on June 6, 2006.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

(212) 244-4307

Attention: Gina R. DiGioia

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Our certificate of incorporation provides that we shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”), as amended from time to time, to each person who is or was one of our directors or officers and the heirs, executors and administrators of such a person. Any expenses, including attorneys’ fees, incurred by a person who is or was one of our directors or officers, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by us; provided, however, that if the DGCL requires an advancement of expenses incurred by an indemnitee in his capacity as a director or officer, and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan, shall be made only upon delivery to us of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses. Notwithstanding the aforementioned indemnification provisions, we may, at the discretion of our chief executive officer, enter into indemnification agreements with directors or officers.

Section 145 of the DGCL provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such director or officer or former director or officer is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his or her conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Item 21. Exhibits.

See Exhibit Index on page II-4.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(8) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 16, 2006.

ALLOY, INC. (Registrant)

By:	/S/ MATTHEW C. DIAMOND
Name: Title:	Matthew C. Diamond Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Matthew C. Diamond and Gina R. DiGioia, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ MATTHEW C. DIAMOND Matthew C. Diamond	Chief Executive Officer (Principal Executive Officer), Treasurer and Chairman	June 16, 2006

/S/ GARY J. YUSKO Gary J. Yusko	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2006

/S/ JAMES K. JOHNSON, JR. James K. Johnson, Jr.	President, Chief Operating Officer and Director	June 16, 2006

/S/ SAMUEL A. GRADESS Samuel A. Gradess	Director	June 16, 2006

/S/ PETER M. GRAHAM Peter M. Graham	Director	June 16, 2006

Signatures	Title	Date

/S/ EDWARD A. MONNIER Edward A. Monnier	Director	June 16, 2006

/S/ ANTHONY FIORE Anthony Fiore	Director	June 16, 2006

/S/ JEFFREY HOLLENDER Jeffrey Hollender	Director	June 16, 2006

/S/ MATTHEW L. FESHBACH Matthew L. Feshbach	Director	June 16, 2006

Exhibit Index

Exhibit Number		Description

2.1		Distribution Agreement, dated as of December 9, 2005, between Alloy, Inc. and dELiA*s, Inc. (incorporated by reference from Amendment No. 6 to the dELiA*s, Inc. Registration Statement on Form S-1/A filed on December 12, 2005 (Registration No. 333-128153)).

2.2		Agreement and Plan of Merger, dated as of March 27, 2006, by and among Alloy, Inc., Alloy Acquisition Sub, LLC, Sconex, Inc., all of the Stockholders of Sconex, Inc. and Joshua J. Schanker, as representative of the Stockholders (incorporated by reference to Alloy’s Current Report on Form 8-K filed March 29, 2006).

3.1		Restated Certificate of Incorporation of Alloy, Inc., as amended (incorporated by reference to Alloy’s Annual Report on Form 10-K, filed May 1, 2006).

3.2		Restated Bylaws of Alloy, Inc. (incorporated by reference to Alloy’s Registration Statement on Form S-1 filed March 10, 1999 (Registration Number 333-74159)).

4.1		Form of Common Stock Certificate (incorporated by reference to Alloy’s Registration Statement on Form S-1 filed March 10, 1999 (Registration Number 333-74159)).

4.2		Warrant to Purchase Common Stock, dated as of November 26, 2001, issued by Alloy, Inc. to MarketSource Corporation (incorporated by reference to Alloy’s Current Report on Form 8-K filed December 11, 2001).

4.3		Warrant to Purchase Common Stock, dated as of January 28, 2002, issued by Alloy, Inc. to Fletcher International Ltd. (incorporated by reference to Alloy’s Current Report on Form 8-K/A filed February 1, 2002).

4.4		Warrant to Purchase Common Stock, dated as of November 1, 2002, issued by Alloy, Inc. to Alan M. Weisman (incorporated by reference to Alloy’s 2002 Annual Report on form 10-K filed May 1, 2003).

4.5		Form of 5.375% Global Convertible Senior Debenture due 2023 in the aggregate principal amount of $69,300,000 (incorporated by reference to Alloy’s Registration Statement on Form S-3 filed October 17, 2003 (Registration Number 333-109786)).

4.6		Indenture between Alloy, Inc. and Deutsche Bank Trust Company Americas, dated as of July 23, 2003 (incorporated by reference to Alloy’s Registration Statement on Form S-3 filed October 17, 2003 (Registration Number 333-109786)).

4.7		Stockholder Rights Agreement, dated as of April 14, 2003, between Alloy, Inc. and American Stock Transfer and Trust Company (incorporated by reference to Alloy’s Current Report of Form 8-K filed April 14, 2003).

4.8		Registration Rights Agreement, dated as of March 27, 2006, by and among Alloy, Inc., all of the Stockholders of Sconex, Inc. and Joshua J. Schanker, as representative of the Stockholders (incorporated by reference to Alloy’s Current Report on Form 8-K filed March 29, 2006).

4.9		First Supplemental Indenture between Alloy, Inc. and Deutsche Bank Trust Company Americas, dated as of September 26, 2005 (incorporated by reference to Alloy’s Annual Report on Form 10-K filed May 1, 2006).

4.10		Second Supplemental Indenture between Alloy, Inc. and Deutsche Bank Trust Company Americas, dated as of September 26, 2005 (incorporated by reference to Alloy’s Annual Report on Form 10-K filed May 1, 2006).

5.1	*	Opinion of Katten Muchin Zavis Rosenman LLP.

23.1	*	Consent of BDO Seidman, LLP, Independent Accountants.

Exhibit Number		Description

23.2	*	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney (included on the signature page).

*	filed herewith.